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                                   EXHIBIT 11

                             THE FINOVA GROUP INC.
                       Computation of Earnings Per Share
                 (Dollars in Thousands, except per share data)


                                       Quarter Ended                        Six Months Ended
                                          June 30,                               June 30,
                              ------------------------------        ------------------------------
                                  1995               1994               1995               1994
                              -----------        -----------        -----------        -----------
Net income                    $    23,629        $    17,305        $    45,997        $    28,694
                              -----------        -----------        -----------        -----------
Earnings available to
 common shareholders          $    23,629        $    17,305        $    45,997        $    28,694
                              ===========        ===========        ===========        ===========

Average common shares
 outstanding before
 common equivalents            27,557,000         23,450,000         27,589,000         21,795,000
Common equivalent stock
  options                         319,000            294,000            296,000            285,000
                              -----------        -----------        -----------        -----------
Average outstanding common
 and equivalent shares         27,876,000         23,744,000         27,885,000         22,080,000
                              ===========        ===========        ===========        ===========
Earnings per common
 and equivalent share         $      0.85        $      0.73        $      1.65        $      1.30
                              ===========        ===========        ===========        ===========





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